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                                                                    EXBIBIT 21.1

                        Subsidiaries of the Registrant



                              Segue Canada, Inc.
                incorporated in the province of Ontario, Canada



                         Segue Securities Corporation
                  incorporated in the state of Massachusetts



                              Segue Export, Inc.
              incorporated in the island of Barbados, West Indies



                            SGE Merger Corporation
                     incorporated in the state of Delaware